Exhibit 99.1

Five Point Holdings, LLC to Acquire Controlling Interest in New Landbank Venture with Hearthstone, Inc.

IRVINE, Calif. — June 20, 2025 — Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in California, today announced that it has entered into a definitive agreement to acquire a controlling interest in a newly formed entity that will include substantially all of the business and operations of Hearthstone, Inc. (“Hearthstone”), a provider of capital solutions to the U.S. homebuilding industry.

The new entity, Hearthstone Residential Holdings, LLC (the “Hearthstone Venture”), represents a strategic partnership between Five Point and Hearthstone designed to expand access to flexible, off-balance sheet capital for homebuilders pursuing land-light strategies. This marks a significant expansion of Five Point’s capabilities, positioning it as a more active manager of capital solutions for the homebuilding sector through investment funds. The Hearthstone Venture will benefit from Five Point’s deep development expertise, valuable long-term relationships with the homebuilding industry, and strong capital base, while leveraging Hearthstone’s respected platform and experienced leadership. As part of the transaction, Hearthstone will contribute substantially all of its assets into the new venture, of which Five Point will own 75%, with the remaining 25% retained by entities affiliated with Mark Porath, Hearthstone’s Founder and Chief Executive Officer. The Hearthstone Venture will continue to be led by its existing management team.

Hearthstone was founded in 1992 and is focused on managing institutional capital in residential for-sale housing in select target markets across the country. Hearthstone’s business consists of a land banking (or lot option) program that provides capital to public homebuilders, a joint venture financing program, and advisory services for real estate investors and financial institutions. With over $2.6 billion in assets under management, the firm has funded over 173,000 homes and lots, totaling approximately $21 billion in investments in connection with approximately 750 transactions. The acquisition is expected to close by the end of the third quarter, subject to customary closing conditions.

“Hearthstone has built an impressive track record over more than three decades, consistently delivering value through changing market conditions, and we are very excited to bring this exceptional platform and talented team into Five Point,” said Dan Hedigan, President and Chief Executive Officer of Five Point. “We’ve had the opportunity to partner with Hearthstone on several transactions and have great respect for their disciplined execution and deep relationships across the homebuilding industry. This acquisition will create new revenue streams for Five Point, while connecting us to a broader network of capital providers and strengthening our relationships with builder partners. Hearthstone’s market insight, innovative approach, and operational excellence are a strong complement to our land development platform, and both companies have established trust with their homebuilder partners. Together, we’re positioned to scale Hearthstone’s land banking business, while further supporting Five Point’s asset-light growth strategy.”

“Partnering with Five Point is a strategic step forward for Hearthstone,” said Mark Porath, Founder and Chief Executive Officer of Hearthstone. “This venture will allow us to scale our platform and broaden our impact while aligning with an industry leader that shares our long-term vision. We’re entering this partnership to leverage the respective strengths of both companies, and my continued ownership stake reflects my confidence in the future of the business. Our builder clients will experience continuity in service—with the added advantage of expanded resources, enhanced capital solutions, and increased capacity to support their growth strategies.”

About Five Point Holdings, LLC

Five Point Holdings, LLC (NYSE: FPH) designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space.

Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco.

About Hearthstone, Inc.

Hearthstone, Inc. is a leading private investment partner in for-sale housing in the United States, with an uncompromising commitment to excellence, innovation, and integrity. Hearthstone’s primary business is managing institutional capital in their investment in residential housing in select target markets.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements.

Forward-looking statements include, among others, statements that refer to: our expectations of future home sales and/or builder sales; our future revenues, costs and financial performance, including with respect to cash generation and profitability; the expected timing, completion, and effects of the proposed transaction; the ability of the parties to consummate the transaction on the anticipated timeline or at all; anticipated benefits, synergies, or strategic advantages; and other statements that are not historical in nature..

We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in Five Point’s filings with the SEC, including Five Point’s Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Investor Contact:

Kim Tobler

Investor Relations

Five Point Holdings, LLC

(949) 425-5211

kim.tobler@fivepoint.com

Media Contact:

Eric Morgan

Five Point Holdings, LLC

(949) 349-1088

eric.morgan@fivepoint.com